Tonix Pharmaceuticals Holding Corp. 8-K

Exhibit 99.03

Long - Term (>1 year) Rejection Free Survival of Kidney Xenografts with Triple Xenoantigen Knockout and Multiple Human Transgenes in Cynomolgus Monkeys Grace Lassiter, MD Background • Triple xeno-antigen knock out (TKO) pigsareexpected to be optimaldonorsfor humanxenotransplantation due to reduced antibody binding from humans to TKO cells. • However, old world monkeys (OWMs) have higher IgM antibody titersagainst TKO pig than humans, raising the question whether TKO pig organs can sustain long term survival in OWMs. Center for Transplantation Sciences Massachusetts General Hospital

Background – Xenotransplantation Barriers & Strategies to Overcome • Xenotransplantation has three major barriers to overcome prior to making it clinically available – Hyperacute Rejection (overcome by deletion of 3 carbohydrate xenoantigens ) – Longevity/Chronic Rejection – Zoonotic crossover • Using Cynomolgus Macquaces as a non - human primate, preclinical model we studied the importance of multiple human transgene insertion into the TKO xenograft

- 5 - 1 0 30 60 120 180 days Kidney Txp Anti - rhesus Thymocyte Globulin 5mg/kg Anti - CD20 mAb 20mg/kg Solumedrol Tac / Rapa MMF 200 mg PO daily Anti - CD154 mAb (5c8)* 20mg/kg IV every 1 - 2 weeks Immunosuppressive Regimen *Combination of NHPs treated with hu5c8 and TNX - 1500. TNX - 1500 is an investigational new biologic and has not been approved for any indication

Summary - Clinical Results

Group	Donor	Immunosuppression: Maintenance	Immunosuppression: Tac/Rapa (1-2 months)	Survival Days
TKO	N=4	aCD154, MMF	Tac	50, 6, 4
A	EGEN-2528 (N=2)	aCD154, MMF	1 none/ 1 Rapa	61, 2
B	EGEN-2536 (N=6)	aCD154, MMF	4 Rapa	265, 71, 20, 15
			2 Tac	316, 135
C	EGEN-2734/2784 (N=15)	aCD154, MMF	Tac	>656, >459, >271, >215, 511, 283, 240, 176, 103, 64, 45, 25, 16, 9, 8
D	EGEN-2060 (N=6)	aCD154, MMF	Tac	>103, 265, 242, 90, 82, 37

Kaplan - Meier Curve, Group C has Median survival of 176 days 0 200 400 600 800 0 50 100 Days post Transplanst P r o b a b i l i t y o f S u r v i v a l Kidney Xenograft Survival Curve Group A Group B Group C Group D TKO (RI)

Group A Group B Group C Group D

Conclusion • We consider human transgene insertion to be critical for longterm success of xenotransplantation of kidneys • The role of specific human transgenes, including THBD and EPCR, in preventing xenograft rejection remains to be defined by longer - term observation in more recipients

Acknowledgement

MGH

Center for Transplant Sciences

- Tatsuo Kawai, MD, PhD
- Takayuki Hirose, MD, PhD
- Ashley D'Attilio, AS, CVT, ALAT
- Ryo Otsuka, PhD
- Ahmad Karadagi, MD, PhD
- Toshide Tomosugi, MD, PhD
- Cindy Miller, MD
- Abbas Dehnadi, DVM
- James F Markmann, MD, PhD
- Shoko Kimura, MD, PhD
- Taylor Coe, MD
- Daniel Cloonan, MD
- Rudy Matheson, H-PhD

Pathology

- Robert B Colvin, MD
- Ivy Rosales, MD

Knight Surgery Research Laboratory

- Michael Duggen, DVM
- Jessica Burke, SVT
- Nick Deluca, VT
- Anet Calisir, VT
- Nelson FM Carvajal, VT
- Marc Klepacki, VT
- Veronica Ritchie, VT
- John Beagle, VT

eGenesis

- Michael Curtis, PhD
- Chaille Proksch, MPH
- Luis M. Queiroz, DVM
- Michele E. Youd, PhD
- Katherine C. Hall, PhD
- Kathryn Stiede, BS
- Ian Kohnle, BS
- Ellie Tan, BS
- Violette B. Paragas, BS
- Ranjith Anand, PhD
- Jacob Layer, PhD
- Yinan Kan, PhD
- Wenning Qin, PhD

KH0

Massachusetts General Hospital
Center for Transplantation Sciences